Exhibit 99.1
Contacts:	Steven O. Cordier Senior Vice President and CFO Penford Corporation 303-649-1900 steve.cordier@penx.com
Penford Reports Second Quarter 2009 Financial Results
Strong year-over-year results for North American Food Ingredients business.
Expressions of interest for Australian operations under review; segment records $13.8 million noncash goodwill impairment charge.
Industrial business addresses challenging market conditions with restructuring and cost reduction programs.
Company retains Merrill Lynch as financial advisor to review strategic alternatives.
CENTENNIAL, Co., April 9, 2009 — Penford Corporation (Nasdaq: PENX), a global leader in renewable, natural-based ingredient systems for industrial and food applications, today reported that consolidated sales for the quarter ended February 28, 2009 were $79.8 million compared with $87.9 million a year ago. Net loss for the second fiscal quarter, including a $13.8 million goodwill impairment charge, was $22.2 million, or $1.98 per diluted share, compared to net income of $2.3 million, or $0.21 per diluted share last year. The decline in revenues reflects the impact from lower Australian foreign currency exchange rates, reduced demand for industrial starches serving paper markets (partly offset by increased ethanol production) and volume changes in the Australian operations. The quarterly operating loss was mainly driven by lower volumes of industrial starch, which led to a mix shift toward ethanol just as falling prices for that product pushed margins below break-even.
“The Company’s business model, which emphasizes products that deliver customer solutions through functionality and cost-in-use performance, is sound and is reinforced by the continuing solid results in our North America Food segment. However, the severe economic downturn has greatly impacted our Industrial segment. This business had limited time to adjust to the abrupt erosion of paper customer demand during the quarter caused by sharply reduced consumption of our customers’ products and inventory de-stocking. In addition, ethanol margins were compressed due to sharply lower fuel prices,” said Tom Malkoski, Penford Corporation President and Chief Executive Officer. “We have now implemented cost reduction programs that we expect will decrease manufacturing and operating expenses by more than $5 million in the second half of the fiscal year.”
The Company’s Board of Directors believes the trading price of its common shares does not currently reflect the underlying value of its assets and opportunities. The Company has appointed Merrill Lynch to assist in reviewing potential strategic choices to enhance shareholder value. The Company does not plan to release additional information on this subject at this time.
Segment Results
Food Ingredients — North America
The North American Food Ingredients segment continues to report higher sales and profits despite the difficult economic situation. Second quarter fiscal 2009 revenues rose 6.3% over last year to $16.6 million. Product mix improved and average unit selling prices increased. Coating applications revenue expanded and sales into the pet segment rose significantly. Gross margin grew $0.6 million to $4.8 million on revenue gains and lower manufacturing costs. Income from operations was $2.8 million compared with $2.2 million a year ago.
In addition, the segment contributed to cash flow efforts by divesting its dextrose business for a $1.6 million gain during the second quarter after a determination was made that the dextrose business was not part of the Company’s core strategic focus. The North American Food business remains the model for leveraging successful ingredient solutions into growing market opportunities.
Industrial Ingredients — North America
Second quarter Industrial revenue declined due to weak demand for printing and writing paper products. Many paper industry customers have reacted by implementing extended market related downtime, closing mills and dramatically reducing inventory levels. Penford’s industrial starch volumes declined accordingly and as a result, the manufacturing mix has shifted increasingly toward ethanol production. Total sales in the Industrial Ingredients business declined 3.6% to $47.3 million from $49.1 million last year. Sales of Liquid Natural Additive applications grew modestly from a year ago.

Ethanol margins became negative during the second quarter when the selling price for ethanol fell along with the sharp drop in energy and gasoline values. A higher than planned proportion of this product in the mix reduced absorption of fixed costs and contributed to the $6.7 million operating loss, net of insurance recoveries.
Costs for chemicals and energy will be lower for third quarter as the Company has secured lower prices for these inputs. In addition, the business has reduced the workforce by nearly 20% and renegotiated supply contracts for materials, contractors and distribution services. These efforts are expected to improve costs by more than $5 million during the second half of the fiscal year. The business is also implementing process changes and efficiency programs designed to further control manufacturing expenses. Nonetheless, this business will remain exposed to the effects of the economic recession on the paper and ethanol markets.
Flood costs since June 2008 have totaled $45.5 million, including continuing costs while the plant was shut down. These direct flood expenses do not include more than $15.0 million in profits forfeited due to the flood. The business has recorded a total of $26.0 million of insurance recoveries to date. The Company is continuing its ongoing efforts to recover additional amounts under its insurance policies.
Australia/New Zealand Operations
Second quarter sales in the Australia/New Zealand business declined to $16.1 million from $23.5 million a year ago, primarily on a 25% to 30% decrease in average Australian and New Zealand foreign currency exchange rates. Local currency selling prices rose 3% from a year ago. Grain input costs were $1.5 million higher than a year ago. Plant operating rates declined resulting in higher unit manufacturing costs. The business reported a second quarter operating loss of $16.8 million compared to a loss of $2.0 million last year. This loss includes a non-cash goodwill impairment charge of $13.8 million. The business also recorded an income tax valuation allowance of $2.1 million against the Australian net deferred tax assets. These charges have no direct impact on the Company’s liquidity and are excluded from calculations of financial covenants under the Company’s credit facility. The Company expects the impairment charge to be non-deductible for income tax purposes.

The Company continues to explore operating and strategic options for this business. Non-binding expressions of interest from multiple parties for all or parts of Penford Australia and New Zealand Limited have been received or are in the process of being submitted for consideration.
Summary
“The Industrial segment has built a sustainable business that has been enormously impacted by fluctuating order patterns and a challenging pricing environment caused by the current economic conditions. Our workforce is committed to executing specific plans to secure new business, eliminate costs and regain a stable profit base,” Malkoski stated. “We are advancing programs to improve upon the low returns from the Australian segment. Beyond the execution of business plans, the exposure to industry factors beyond the Company’s control has led our Board to initiate a broader review of strategic alternatives. Decisions regarding these alternatives should strengthen our competitive situation and increase shareholder value.”
Conference Call
Penford will host a conference call to discuss second quarter financial and operational results today, April 9, 2009 at 9:00 a.m. Mountain time (11:00 a.m. Eastern time). Access information for the call and web-cast can be found at www.penx.com. To participate in the call on April 9, 2009, please phone 1-877-407-9205 at 8:50 a.m. Mountain Time. A replay will be available at www.penx.com.

About Penford Corporation
Penford Corporation develops, manufactures and markets specialty, natural-based ingredient systems for a variety of industrial and food applications. Penford has nine manufacturing and/or research locations in the United States, Australia and New Zealand.
     The statements contained in this release that are not historical facts are forward-looking statements that represent management’s beliefs and assumptions based on currently available information. Forward-looking statements can be identified by the use of words such as “believes,” “may,” “will,” “looks,” “should,” “could,” “anticipates,” “expects,” or comparable terminology or by discussions of strategies or trends. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it cannot give any assurances that these expectations will prove to be correct. Such statements by their nature involve substantial risks and uncertainties that could significantly affect expected results. Actual future results could differ materially from those described in such forward-looking statements, and the Company does not intend to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Among the factors that could cause actual results to differ materially are the risks and uncertainties discussed in this release and those described from time to time in other filings with the Securities and Exchange Commission which include, but are not limited to, competition; the possibility of interruption of business activities due to equipment problems, accidents, strikes, weather or other factors; product development risk; changes in corn and other raw material prices and availability; expectations regarding the construction cost of the ethanol facility and the timing of ethanol production; changes in general economic conditions or developments with respect to specific industries or customers affecting demand for the Company’s products, including unfavorable shifts in product mix; unanticipated costs, expenses or third party claims; the risk that results may be affected by construction delays, cost overruns, technical difficulties, nonperformance by contractors or changes in capital improvement project requirements or specifications; interest rate, chemical and energy cost volatility; foreign currency exchange rate fluctuations; changes in assumptions used for determining employee benefit expense and obligations; other unforeseen developments in the industries in which Penford operates; and other factors described in the “Risk Factors” section in reports filed by the Company with the Securities and Exchange Commission.
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CHARTS TO FOLLOW

Penford Corporation
Financial Highlights

	Three months ended		Six months ended
	February	February	February	February
(In thousands except per share data)	28, 2009	29, 2008	28, 2009	29, 2008
		(unaudited)

Consolidated Results

Sales	$79,808	$87,889	$160,499	$182,750

Net income (loss)	$(22,178)	$2,315	$(22,547)	$5,477

Earnings (loss) per share, diluted	$(1.98)	$0.21	$(2.02)	$0.53

Results by Segment

Industrial Ingredients:

Sales	$47,315	$49,076	$89,157	$98,286
Gross margin	(15.7)%	15.1%	(8.2)%	16.2%
Operating income (loss)	(6,652)	4,568	(4,852)	10,265

Food Ingredients — North America:

Sales	$16,623	$15,642	$34,365	$31,718
Gross margin	29.1%	26.8%	29.4%	27.6%
Operating income	2,813	2,207	6,211	4,859

Australia/New Zealand:

Sales	$16,068	$23,458	$37,428	$53,402
Gross margin	(9.7)%	(0.4)%	(4.2)%	5.7%
Operating loss	(16,787)	(2,045)	(18,320)	(2,120)

	February 28,	August 31,
	2009	2008
	(unaudited)

Current assets	$100,652	$105,789
Property, plant and equipment, net	153,127	169,932
Other assets	20,606	44,712

Total assets	274,385	320,433

Current liabilities	57,192	67,676
Long-term debt	70,306	59,860
Other liabilities	32,007	32,535
Shareholders’ equity	114,880	160,362

Total liabilities and equity	$274,385	$320,433

Penford Corporation
Consolidated Statements of Income (unaudited)

	Three months ended		Six months ended
	February	February	February	February
(In thousands except per share data)	28, 2009	29, 2008	28, 2009	29, 2008
	(unaudited)

Sales	$79,808	$87,889	$160,499	$182,750

Cost of sales	83,951	76,384	159,254	154,992

Gross margin	(4,143)	11,505	1,245	27,758

Operating expenses	7,267	6,666	14,534	13,906
Research and development expenses	1,562	2,073	3,080	4,095
Goodwill impairment	13,828	—	13,828	—
Flood costs, net of insurance proceeds	(3,800)	—	(8,034)	—
Restructure costs	—	95	—	1,329

Income (loss) from operations	(23,000)	2,671	(22,163)	8,428

Non-operating income, net	1,924	791	1,714	1,254
Interest expense	1,349	601	2,842	1,867

Income (loss) before income taxes	(22,425)	2,861	(23,291)	7,815

Income tax expense (benefit)	(247)	546	(744)	2,338

Net income (loss)	$(22,178)	$2,315	$(22,547)	$5,477

Weighted average common shares and equivalents outstanding, diluted	11,174	11,195	11,165	10,381

Earnings (loss) per share, diluted	$(1.98)	$0.21	$(2.02)	$0.53

Dividends declared per common share	$0.06	$0.06	$0.12	$0.12
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